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                                                                    EXHIBIT 12.3
                                   PACCAR Inc

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     PURSUANT TO SEC REPORTING REQUIREMENTS
                             (Thousands of Dollars)

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

                                                          Three Months Ended
                                                               March 31
                                                         1995             1994
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
FIXED CHARGES
 Interest expense
   PACCAR Inc and subsidiaries (1)                     $ 28,636        $  17,999

 Portion of rentals deemed interest                       1,432            1,374
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TOTAL FIXED CHARGES                                    $ 30,068        $  19,373
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EARNINGS
 Income before taxes -
   PACCAR Inc and subsidiaries                         $ 83,198        $  67,978

 Fixed charges                                           30,068           19,373
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EARNINGS AS DEFINED                                    $113,266        $  87,351
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RATIO OF EARNINGS TO FIXED CHARGES                        3.77X            4.51X
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
(1) Exclusive of interest, if any, paid to PACCAR Inc.

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